Exhibit 15.1

The Board of Directors and Shareholders

Gulf Island Fabrication, Inc.

We are aware of the incorporation by reference in the Registration Statement (Form S-8 No. 333-46155) pertaining to the Long-Term Incentive Plan, the Registration Statement (Form S-8 No. 333-88466) pertaining to the 2002 Long-Term Incentive Plan, and the Registration Statement (Form S-3 No. 333-144672) of Gulf Island Fabrication, Inc., of our report dated October 29, 2010 relating to the unaudited consolidated interim financial statements of Gulf Island Fabrication, Inc. that is included in its Form 10-Q for the quarter ended September 30, 2010.

/s/ Ernst & Young LLP

New Orleans, Louisiana
October 29, 2010